SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             UNITED FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                                   UNITED
                                   FINANCIAL
                                   CORP.

                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59403
                                 (406) 727-6106
                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be Held May 18, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Financial Corp. (the "Company") will be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 18, 1998, at 1:00 p.m., Mountain time, for the following purposes:

         1. To elect four Directors of the Company to serve on the Board of Directors until the annual meeting of shareholders to be held in 2001 or until their successors are duly elected and qualified;

         2. To elect a Director of the Company to serve on the Board of Directors until the annual meeting of shareholders to be held in 1999 or until his successor is duly elected and qualified;

         3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year commencing January 1, 1998; and

         4. To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

         The Board of Directors has selected April 20, 1998 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

                                      By the Order of the Board of Directors


                                      /s/ John M. Morrison

                                      John M. Morrison
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER
Great Falls, Montana
April 23, 1998

                             UNITED FINANCIAL CORP.
                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59403
                                 (406) 727-6106

                              -------------------

                                 PROXY STATEMENT

                              -------------------


              INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

         This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of United Financial Corp., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 18, 1998, at 1:00 p.m., Mountain time, and at any adjournment or adjournments thereof. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is April 23, 1998.

         The Board of Directors of the Company has selected April 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 1,698,312 shares of the Company's Common Stock were outstanding as of the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders.

         All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the five Director nominees named in this Proxy Statement, unless and to the extent authority to do so is withheld in the enclosed proxy, and in favor of the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company. Shares voted as "withhold vote for" one or more Directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the Directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

         Any shareholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by filing written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company's Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

         The expense of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request recordholders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such recordholders for their reasonable expenses incurred in doing so.

                                     MERGER

         On February 3, 1998, Heritage Bancorporation ("Heritage") merged with and into the Company (the "Merger"). In connection with the Merger, each outstanding share of Heritage common stock was converted into shares of the Company's Common Stock. An aggregate of 475,000 shares (or 28%) of the Company's Common Stock was issued in connection with the Merger. Prior to the Merger, the former shareholders of Heritage (the "Former Heritage Shareholders") owned approximately 3.3% of the outstanding shares of the Company's Common Stock. Immediately following the Merger, the Former Heritage Shareholders owned approximately 30% of the outstanding shares of the Company's Common Stock.

         In connection with, and as a condition of the consummation of, the Merger, John M. Morrison, Kurt R. Weise, Janice M. Graser, Larry D. Albert and Jerome Hentges (the "Heritage Nominees") were nominated by the Former Heritage Shareholders and were elected to the Company's Board of Directors. Consequently, the Heritage Nominees now constitute a majority of the Company's Board of Directors. There are no contractual or other requirements for the Heritage Nominees to be nominated or re-elected to the Company's Board of Directors in the future. The Heritage Nominees, representing a majority of the Company's Board of Directors, will be able to select and control the management of the Company as well as the board of directors of the Company's subsidiary banks.

         In addition, Mr. Morrison, the former majority shareholder of Heritage and the current Chairman of the Board of Directors and Chief Executive Officer of the Company, was granted certain rights of first refusal by shareholders of the Company holding 263,200 shares, or approximately 15.5%, of the Company's outstanding Common Stock. Under these rights of first refusal, such shareholders may not sell their shares of the Company's Common Stock for a period of two years without first offering such stock to Mr.Morrison.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The only non-management person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock is as follows:

               Name and Address              Amount and Nature of     Percent
              of Beneficial Owner            Beneficial Ownership     of Class
              -------------------            --------------------     --------

         Eighteen Seventy Financial Inc.      120,000 shares(1)         7.1
         Two Manhattanville Road
         Purchase, New York  10577

---------------
(1) As reported by Schedule 13D dated August 30, 1996 filed by Eighteen Seventy Financial Inc. and its parent corporation, Eighteen Seventy Corporation.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of February 28, 1997 concerning the shares of Company's Common Stock beneficially owned by each Director, by each nominee for Director, by the Named Executive Officer (as defined herein) and by all Directors and executive officers of the Company as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

                                                  Number of Shares
                 Name of Individual or            of Common Stock       Percent
              Number of Persons in Group         Beneficially Owned     of Class
              --------------------------         ------------------     --------

         John M. Morrison                             419,030(1)          24.7
         Kurt R. Weise                                 30,000              1.8
         Bruce K. Weldele(2)                           30,000(3)           1.8
         J. William Bloemendaal                        26,900(4)(5)        1.6
         Kevin P. Clark                                25,550(6)           1.5
         Steve L. Feurt                                25,150(7)           1.5
         Janice M. Graser                              20,570              1.2
         Elliott L. Dybdal                             18,750              1.1
         William L. Madison                             1,700                *
         Larry D. Albert                                  200                *
         Jerome Hentges                                    --                *

         All current Directors and executive
         officers as a group (10 persons)             567,850             33.4

----------------
*        Less than 1%.

(1) Includes 39,600 shares held by Central Bancshares, Inc. ("Central Bancshares") of which Mr. Morrison is the sole shareholder and 58,710 shares held by three trusts for the benefit of Mr. Morrison's three daughters of which Mr. Morrison's spouse, Susan Morrison, is the trustee.

(2) Although Mr. Weldele is no longer with the Company, his holdings are included in the table by reason of his being the Named Executive Officer.

(3)      Includes 5,000 shares held by Mr. Weldele in an Individual Retirement
         Account.

(4) Includes 4,900 shares held by Dr. Bloemendaal in an Individual Retirement Account and 10,000 shares held by Great Falls Orthopaedic Associates Profit Sharing and Pension Plans of which Dr. Bloemendaal is trustee.

(5) Voting and investment power of 12,000 of such shares are shared with Dr. Bloemendaal's spouse with whom shares are held jointly.

(6)      Includes 700 shares held by Mr. Clark in an Individual Retirement
         Account.

(7)      Includes 4,975 shares held by Mr. Feurt in an Individual Retirement
         Account.

                       PROPOSAL ONE--ELECTION OF DIRECTORS

         In accordance with the Company's bylaws, the Company's Board of Directors is divided into three classes, each class to have, as nearly as possible, an equal number of members. The members of each class are elected for terms of three years with one of the three classes of Directors to be elected each year. On April 14, 1998, the Board of Directors approved an increase in the size of the Board of Directors from nine Directors to ten Directors.

         J. William Bloemendaal, Elliott L. Dybdal, William L. Madison and Kevin
P. Clark have been nominated for election to the Company's Board of Directors for three-year terms expiring in 2001. Steve L. Feurt has been nominated for election to the Company's Board of Directors for a one-year term to fill the seat vacated by the resignation of Bruce K. Weldele whose term was to expire in 1999. Each of the nominees listed below has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee becomes unable to serve, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors.

         The following table sets forth the names of and certain information concerning the nominees and continuing members of the Board of Directors of the Company.

                                          Director         Term of                Positions Currently Held
     Nominees for Director        Age      Since       Office Expires                 With the Company
     ---------------------        ---      -----       --------------                 ----------------
     J. William Bloemendaal       68        1976             1998                          Director

     Elliott L. Dybdal            66        1980             1998                          Director

     William L. Madison           42        1996             1998                          Director

     Kevin P. Clark               42         --               --            Secretary of the Company and President
                                                                           and Chief Executive Officer of Heritage
                                                                                     Bank and United Bank

     Steve L. Feurt               42         --               --            Chief Credit Officer of the Company and
                                                                            Senior Vice President and Chief Credit
                                                                           Officer of Heritage Bank and United Bank

     Continuing Directors
     --------------------

     Larry D. Albert              47        1998             1999                          Director

     Jerome H. Hentges            56        1998             1999                          Director

     John M. Morrison             61        1998             2000                  Chairman, Chief Executive
                                                                                     Officer and Director

     Kurt R. Weise                41        1998             2000           President, Chief Operating Officer and
                                                                               Director of the Company and Chief
                                                                             Operating Officer, Vice President and
                                                                                Treasurer of Heritage Bank and
                                                                                          United Bank

     Janice M. Graser             43        1998             2000                          Director


         DR. BLOEMENDAAL is a full-time physician specializing in orthopaedic surgery. He has practiced medicine since 1961 and has been associated since 1975 with Great Falls Orthopaedic Associates, a five-person group actively practicing orthopaedic surgery. Dr. Bloemendaal currently serves as President of Great Falls Orthopaedic Associates.

         MR. DYBDAL has been employed by Talcott Building Company in Great Falls for over 34 years, serving for the last 21 years as its President and Chief Executive Officer. He also serves as a director of Talcott Building Company.

         MR. MADISON has served as President/owner of Johnson Madison Lumber Co., Inc., a retail building materials business in Great Falls, Montana, since 1984.

         MR. CLARK has served as Secretary of the Company and President and Chief Executive Officer of United Savings Bank, F.A. ("United Bank") and Heritage Bank, F.S.B. ("Heritage Bank" and together with United Bank, the "Banks") since the Merger. Before joining the Company, he served as President, Chief Executive Officer and a director of Heritage Bank since 1994. Mr. Clark served in various capacities with Bank of Montana System, a bank holding company with approximately $800 million in assets ("BMS"), until its sale to Norwest Corporation in 1994, most recently as President, Chief Executive Officer and a director of Bank of Montana, a subsidiary of BMS, and Regional Vice President of BMS. He has over 22 years of experience in banking.

         MR. FEURT has served as Chief Credit Officer of the Company and Senior Vice President and Chief Credit Officer of the Banks since the Merger. Before joining the Company, he served as Senior Vice President, Senior Credit Officer and a director of Heritage Bank since 1994. Mr. Feurt served as Senior Vice President, Senior Credit Officer and a director of BMS and Bank of Montana from 1984 until the sale of BMS to Norwest Corporation.

         MR. ALBERT has served as President and Chief Executive Officer of Central Bank, located in Stillwater, Minnesota, since 1996. Before joining Central Bank, he served as President of AmeriBank, a community bank with $150 million in assets located in the Minneapolis/St. Paul, Minnesota area. He has over 23 years of experience in banking.

         MR. HENTGES is the President of Central Bank-Eden Prairie, and has been with Central Bank since 1989. Before joining Central Bank, he held various senior management positions in banks such as Firstar Bank Minnesota and Metro Bank Bloomington. He has over 30 years of experience in banking in the Minneapolis/St. Paul, Minnesota area.

         MR. MORRISON has served as Chairman and Chief Executive Officer of the Company since the Merger. Before joining the Company, he served as Chairman of Heritage since 1994. Mr. Morrison is the Chief Executive Officer and sole shareholder of Central Bancshares, the parent company of Central Bank, which was founded by Mr. Morrison in 1988. He is also the sole shareholder and Chairman of the Board of Directors of Central Financial Services, Inc. ("CFS"), a bank consulting firm. Mr. Morrison was the Chairman and majority shareholder of BMS prior to its sale to Norwest Corporation. He is currently involved as a shareholder in businesses such as cellular phone service and precision parts manufacturing. Mr. Morrison is also a director of Fingerhut Corporation, a publicly held company, which engages in direct marketing.

         MR. WEISE has served as President and Chief Operating Officer of the Company and Chief Operating Officer, Vice President and Treasurer of the Banks since the Merger. Before joining the Company, he served as Vice President, Treasurer and a director of Heritage. Mr. Weise also serves as President of CFS and President of Central Bancshares. He has been involved with the Central Bank group of companies since they were founded in 1988. He was the Chief Financial Officer of BMS until its sale to Norwest Corporation.

         MS. GRASER is Executive Vice President and a director of Central Bancshares and Executive Vice President of CFS. Prior to the Merger, she served as a director of Heritage Bank.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 1997, the Board of Directors of the Company was comprised of Bruce K. Weldele, Dean J. Mart, Rudy Tramelli, Larry D. Williams, J. William Bloemendaal, William L. Madison and Elliott L. Dybdal. The Board of Directors held 13 regularly scheduled and special meetings during the fiscal year ended December 31, 1997. During the fiscal year ended December 31, 1997, all Directors attended at least 75% of the meetings of (i) the Board of Directors held during the period for which they served as Directors and (ii) the Board committees of which they served during the periods such persons served on such committees. Mr. Williams resigned as a member of the Board of Directors in May, 1997, Messrs. Mart and Tramelli resigned as members of the Board of Directors in connection with the Merger, and Mr. Weldele resigned from the Company in March, 1998. The Company has a standing Compensation Committee, Audit Committee and Nominating Committee.

         The Compensation Committee for the fiscal year ended December 31, 1997 consisted of Messrs. Dybdal, Tramelli, Williams and Madison and Dr. Bloemendaal. The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee met once during the fiscal year ended December 31, 1997.

         The Audit Committee for the fiscal year ended December 31, 1997 consisted of Messrs. Dybdal, Madison, Tramelli and Williams and Dr. Bloemendaal. The Audit Committee is responsible for selecting the outside audit firm for the Company, reviewing the auditor's and the Securities and Exchange Commission (the "Commission") and Office of Thrift Supervision (the "OTS") reports of examination, and overseeing matters relating to internal controls. The Audit Committee met once during the fiscal year ended December 31, 1997.

         The Nominating Committee for the fiscal year ended December 31, 1997 consisted of Messrs. Dybdal and Madison and Dr. Bloemendaal. The Nominating Committee is responsible for interviewing and submitting the names of qualified candidates for Director to the Secretary at least 20 days prior to the Annual Meeting. Company shareholders who wish to nominate Director candidates must deliver such nominations in writing to the Secretary at least five days prior to the date of the Annual Meeting. The Nominating Committee met once during the fiscal year ended December 31, 1997.

COMPENSATION OF DIRECTORS

         All Directors of the Company receive $250 for attendance at each monthly meeting. In addition, Directors not employed by the Company receive a monthly retainer of $250.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION
                 OF THE ABOVE NOMINEES FOR THE TERMS INDICATED.


              PROPOSAL TWO--RATIFICATION OF APPOINTMENT OF AUDITORS

         KPMG Peat Marwick LLP was the Company's independent public accountant for the fiscal year ended December 31, 1997. The Board of Directors has approved the selection of KPMG Peat Marwick LLP as its auditors for the fiscal year commencing January 1, 1998, subject to ratification by the Company's shareholders. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

         Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast by the shareholders of the Company at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR COMMENCING JANUARY 1, 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY COMPENSATION TABLE. The following table shows the cash compensation paid by the Company for services rendered during the past three (3) fiscal years ended December 31, 1997, to its President and Chief Executive Officer (the "Named Executive Officer"). No other executive officer received yearly cash compensation exceeding $100,000 during such period.

                                           Annual Compensation
         Name of Individual       Fiscal   -------------------      All Other
       and Principal Positions     Year         Salary(1)        Compensation(2)
       -----------------------     ----         ---------        ---------------

   Bruce K. Weldele                1997         $160,200              $4,750
     Chairman of the Board,        1996         $155,100              $1,900
     President and Chief           1995         $150,000              $3,080
     Executive Officer and
     Director

---------------

(1) Includes earnings reductions contributions made by Mr. Weldele to the Company's 401(k) Thrift Retirement Plan (or that of United Bank prior to the formation of the Company) (the "401(k) Plan").

(2) Represents the Company's or United Bank's contributions on behalf of Mr. Weldele to the 401(k) Plan.

         PENSION PLAN. The Company has maintained a noncontributory defined benefit pension plan (the "Pension Plan") administered by the Financial Institutions Retirement Fund (the "Fund"). The Fund is a nonprofit, tax-qualified pension plan and trust through which Federal Home Loan Banks, savings and loan associations and similar institutions may cooperate in providing for the retirement of their employees. The Company terminated its participation in the Pension Plan effective January 1, 1998.

         After becoming eligible for membership in the Pension Plan, employees who completed 1,000 hours of service each calendar year were enrolled as active members and were entitled to accrue retirement benefits under the Pension Plan. The monthly pension amount to be received by an employee under the Pension Plan upon retirement is based on an employee's benefit service and salary. Benefit service includes the period of employment as an active member in the Pension Plan in addition to any previous employment prior to the date the Company joined the Fund and for which it has purchased credit. Salary for purposes of the Company's contributions to the Pension Plan includes an employee's basic annual salary rate as of each January 1, exclusive of any special payments.

         Whether an employee has a vested right to receive retirement benefits under the Pension Plan depends upon the employee's age and years of vesting service. Vesting service includes the period of time beginning from the first day of the month in which an employee was hired and the last day of the month in which the employee terminates his or her employment. Vesting service specifically excludes service performed after an employee has attained the age of 65 and does not include any period of employment that precedes the earliest date that the Company provided the employee with credit under any pension plan. An active member employee who performed 5 years of vesting service, is fully vested and is entitled to receive 100% of his retirement benefits under the Pension Plan upon attaining the age of 65, whether or not such employee has terminated employment with the Company prior to attaining the age of 65. Any employee who completed fewer than 5 years of vesting service was not eligible to receive retirement benefits if such employee terminated service with the Company prior to becoming fully vested. All active members who were with the Company when it terminated its participation in the Pension Plan became fully vested regardless of the number of years of vesting service.

         Retirement benefits under the Pension Plan will be paid when an employee entitled to such benefits attains the normal retirement age of 65. In certain circumstances, some individuals may be entitled to receive early retirement benefits upon attaining the age of 45, although such benefits will be reduced on the basis of an early retirement factor that is applied to the full amount the employee would be entitled to receive at the normal retirement age of 65.

         The following table sets forth, in straight life annuity amounts, the estimated benefits payable upon retirement to active member participants in the Pension Plan. The estimated annual benefits set forth in the table do not reflect, however, refunds of contributions that members made and elected to receive while the Company participated on a contributory basis. Salary is calculated on the basis of the employee's average salary in the five highest consecutive years of compensation; provided, however, if an employee has fewer than five years of service at the time of his retirement, salary is based on the employee's previous year's salary and, assuming salaries increase at 5% per annum, the estimated pension benefits are approximately 15% lower than those reflected in the table based on the 5-year highest salary average.

                                        Years of Service
                ---------------------------------------------------------------
     Salary          15            20            25           30           35
   ---------    ---------     ---------     ---------    ---------    ---------
   $  30,000    $  10,125     $  13,500     $  16,875    $  20,250    $  23,625
      40,000       13,500        18,000        22,500       27,000       31,500
      50,000       16,875        22,500        28,125       33,750       39,375
      60,000       20,250        27,000        33,750       40,500       47,250
      70,000       23,625        31,500        39,375       47,250       55,125
      80,000       27,000        36,000        45,000       54,000       63,000
      90,000       30,375        40,500        50,625       60,750       70,875
     100,000       33,750        45,000        56,250       67,500       78,750
     110,000       37,125        49,500        61,875       74,250       86,625
     120,000       40,500        54,000        67,500       81,000       94,500
     130,000       43,875        58,500        73,125       87,750      102,375
     140,000       47,250        63,000        78,750       94,500      110,250
     150,000       50,625        67,500        84,375      101,250      118,125

         During the fiscal year ended December 31, 1997, no funds were paid or distributed pursuant to the Pension Plan to Mr. Weldele. At December 31, 1997, Mr. Weldele had 13 years of credited service under the Pension Plan and his defined compensation for purposes of the Pension Plan was $143,160.

         EXECUTIVE OFFICER SEVERANCE AGREEMENTS. During fiscal year 1993, the Board of Directors approved change of control severance agreements for certain present and former officers of the Company and United Bank. The agreements provided for severance compensation for each of such officers in the event any company or person acquired control of the Company, as determined in accordance with applicable federal regulations. The Merger constituted a change in control of the Company under the terms of such severance agreements. Pursuant to the terms of his agreement and upon consummation of the Merger, Mr. Weldele became entitled to and elected to receive compensation consisting of a lump-sum payment of $320,400 and 24 months of continued welfare and employee benefits.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The basic objective of the Compensation Committee is to establish a compensation package appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. In determining each officer's compensation, the Compensation Committee reviews the compensation of each officer, the individual achievements and performance of each officer and salary recommendations made by the Chief Executive Officer covering all officers (other than the Chief Executive Officer). The specific recommendations reflect the job responsibilities assigned to each officer, the manner in which those duties have been performed, and the prevailing market conditions relative to each position. Compensation of the Chief Executive Officer for 1997 was reviewed by the Compensation Committee and increased at approximately the inflation rate.

William L. Madison            J. William Bloemendaal           Elliott L. Dybdal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN MANAGEMENT AND THE
COMPANY

         The Company is a holding company for United Bank and, since the date of the Merger, Heritage Bank. The Banks are federally chartered savings banks. The Banks make mortgage and consumer loans to the Company's Directors, officers and employees in accordance with regulations promulgated by the OTS and other applicable statutes and regulations. These loans are currently made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons and, in the judgment of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

         CFS, of which John M. Morrison is the sole shareholder and Chairman of the Board of Directors, Kurt M. Weise is the President and Janice M. Graser is the Executive Vice President, provided to Heritage, and will provide to the Company and the Banks, various management services, including accounting and tax services, investment consulting, personnel consulting, insurance advisory services and regulatory consulting. Fees for these services are expected to total approximately $175,000 for the fiscal year ending December 31, 1998. Messrs. Morrison and Weise will be compensated for their services as officers of the Company through the fees paid to CFS.

         Central Bank, of which Larry D. Albert is a President and Chief Executive Officer and Jerome H. Hentges is a President, sold loan participations to Heritage Bank in the aggregate principal amount of $1,120,000 for the fiscal year ended December 31, 1997 and will sell loan participations to the Banks in the fiscal year ending December 31, 1998. Such loan participations have been, and, in the future will be, sold on substantially the same terms as loan participations are sold to nonaffiliated persons. Mr. Morrison is the sole shareholder and Chief Executive Officer, Mr. Weise is the President and Ms. Graser is Executive Vice President and a director of Central Bancshares, the parent of Central Bank.

                        STOCK PRICE PERFORMANCE GRAPH(1)

         The graph below compares cumulative total shareholder return of the Company, the Standard & Poor's ("S & P") 500 Index and the S & P Savings and Loan Holding Company Index. Total returns assume a $100 investment on December 31, 1992 and are based on reinvestment of all dividends.


                              [PLOT POINTS GRAPH]


                               1993       1994       1995       1996       1997
                               ----       ----       ----       ----       ----

UNITED FINANCIAL CORP         159.67     118.91     138.38     159.55     220.78
S & P SAVINGS AND LOAN
    HOLDING COMPANIES         104.86      91.18     150.32     179.90     318.65
S & P 500                     110.08     111.53     153.45     188.68     251.63

(1) The years from 1992 through 1996 of the Stock Performance Graph incorporate the performance of United Bank prior to the formation of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Based solely on a review of the copies of such forms furnished to the Company during the fiscal year ended December 31, 1997, the Company believes all Section 16(a) filing requirements applicable to the Company's Directors, executive officers and 10% shareholders were satisfied.

                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder of the Company to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at P.O. Box 2779, Great Falls, Montana 59403, Attention: Secretary, on or before December 24, 1998, for inclusion in the Company's Proxy Statement and form of proxy related to that meeting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission, for the year ended December 31, 1997, an Annual Report on Form 10-K, together with applicable financial statements and schedules thereto. THE COMPANY WILL FURNISH, WITHOUT CHARGE, UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO REPRESENTS IN HIS REQUEST THAT HE WAS THE BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK ON APRIL 20, 1998, A COPY OF THE ANNUAL REPORT ON FORM 10-K. Requests should be directed to: Julie Kimmey, Vice President, Heritage Bank, P.O. Box 2779, Great Falls, Montana 59403.

            YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

                                      By the Order of the Board of Directors


                                      /s/ John M. Morrison

                                      JOHN M. MORRISON
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

Great Falls, Montana
April 23, 1998

                             UNITED FINANCIAL CORP.
             REVOCABLE PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 23, 1998, hereby appoints Kurt R. Weise and Kevin P. Clark (each with the power to act alone and with the power of substitution and revocation) to vote all shares of Common Stock of United Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 18, 1998, at 1:00 p.m., Mountain time, and at any and all adjournments thereof, as follows:

          1. Election of directors for all nominees listed below (except as marked to the contrary):

                         [ ] FOR                          [ ] WITHHELD

          TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, PLACE A LINE THROUGH
                            THE NOMINEE'S NAME BELOW:

          J. William Bloemendaal, Elliott L. Dybdal, William L. Madison,
                         Kevin P. Clark, Steve L. Feurt

          2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of United Financial Corp., for the fiscal year ending December 31, 1998.

                         [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

The Board of Directors recommends a vote "FOR" propositions 1 and 2.

   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
         THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED.

         This proxy may be revoked by filing a subsequently dated proxy or by notifying the Secretary of United Financial Corp. of your decision to revoke this proxy, either in person at the Annual Meeting or in writing.

         When shares are held by joint tenants, both should sign, When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                       Date:______________________________, 1998

                                       _________________________________________
                                                      Signature

                                       _________________________________________
                                               Signature if jointly held




                PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY